EXHIBIT 99.1

News Release

FOR IMMEDIATE RELEASE

CONTACTS	Larry Adeleye	Kyle Anderson
	Director of Investor Relations	Director of Media Relations
	(614) 917-5108	(614) 917-5497

State Auto Financial Reports Second Quarter 2010 Results

•	Quarterly loss of $0.66 per share

•	Quarterly GAAP combined ratio of 115.2

•	Book value per share decreases to $20.37

•	Return on equity of 1.8%

COLUMBUS, OHIO – (July 29, 2010) – State Auto Financial Corporation (NASDAQ: STFC) today reported a second quarter 2010 net loss of $26.2 million, or $0.66 per diluted share, versus net loss of $3.2 million, or $0.08 per diluted share, for the second quarter of 2009. Net loss from operations* per diluted share for the second quarter 2010 was $0.66, versus net loss of $0.12 for the same 2009 period.

STFC’s GAAP combined ratio for the quarter was 115.2 versus 110.6 for the second quarter of 2009. Catastrophe losses during the second quarter this year, net of loss recoveries under the company’s aggregate catastrophe reinsurance treaty, accounted for 18.6 points of the total 81.5 loss ratio points, or $57.5 million, compared to $36.9 million or 12.6 points of the total 77.1 loss ratio points for the same period in 2009.

Net written premium for the quarter increased 10.7% over the same period in 2009. STFC’s book value was $20.37 per share as of June 30, 2010, a decrease of $1.28 per share from STFC’s book value on March 31, 2010. Return on stockholders’ equity for the twelve months ended June 30, 2010 was 1.8% compared to negative 4.0% for the twelve months ended June 30, 2009.

For the first six months of 2010, STFC had a net loss of $13.3 million, or $0.33 per diluted share, compared to a loss of $17.2 million, or $0.44 per diluted share, for same 2009 period. STFC’s GAAP combined ratio for the first six months of 2010 was 107.5 compared to 111.2 for the same 2009 period. Catastrophe losses, net of loss recoveries under the company’s aggregate catastrophe treaty, increased the loss ratio for the first six months of 2010 by 11.0 points, or $67.6 million, compared to 14.0 points, or $80.7 million for the first six months of 2009. Net written premiums year to date 2010 increased 8.4% compared to the same 2009 period. STFC’s book value per share was $20.37 as of June 30, 2010, a decrease of 4.5% from December 31, 2009.

“State Auto’s second quarter results are traditionally hurt by weather, both catastrophic and non-catastrophic. This year was no exception with significantly higher levels of wind and hail losses, particularly in the northern Midwest. Approximately 60% of storm losses were reported in four of our largest property states: Indiana, Minnesota, Ohio and Tennessee. In addition to wind and hail, the Nashville area suffered a thousand year storm and unprecedented flooding. Although flood is not a covered peril for homeowners, it is for commercial property and automobile insurance. In addition, the heavy rain produced numerous claims for leaky roofs and water damage. All in all, it was a difficult quarter weather wise for State Auto, our policyholders and for the industry,” said STFC Chairman, President and CEO Bob Restrepo.

“Catastrophe results masked continued improvement in our non-catastrophe loss ratio driven by personal lines. In particular, we continue to see substantial improvement in our personal automobile experience, even with an increase in claims resulting from the Nashville flooding. Large loss activity returned to normal levels in both homeowners and commercial property, but increased in the general liability line.

“Operating results, along with changes to our pension plan and investment valuations, contributed to a decline in our book value per share.

“Both personal and business insurance contributed to our strong overall premium growth in the quarter. Personal insurance premium growth resulted from continued price increases, stable retention, and strong, although lower, new business production. Our new affiliate in the alternative risk transfer market, Risk Evaluation and Design, LLC (RED), accounted for virtually all of our premium growth in business insurance. Production in our standard business insurance lines has stabilized. Policy retention is better than expected, but the economy and pricing environment have constrained new business production.

“In June, we completed the final phase of our BOP Choice rollout. BOP Choice gives us improved pricing precision and the ability to attract more casualty oriented business. This product has been well received by our agents and, we believe, will contribute to more stable profit and production results in the future.

“The restructuring of our field underwriting, sales and claim operations is substantially complete. We believe our cost structures for personal lines and claims are now very competitive, but more work needs to be done in our business insurance segment. Productivity levels remain low relative to the industry and integrating our specialty business may increase our expenses in the short term. We’ll need to streamline workflows and introduce new technology to improve productivity and maintain service levels. Over the long term, the actions we’re taking should pay off with a more balanced book of business and better underwriting results.”

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company. The company markets its personal and business insurance products through independent insurance agencies in 34 states and the District of Columbia and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top third of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group is rated A+ (Superior) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto National, State Auto Ohio, State Auto Wisconsin, State Auto Florida, Milbank, Farmers Casualty, Meridian Security, Meridian Citizens Mutual, Beacon National, Beacon Lloyds, Patrons Mutual and Litchfield Mutual Fire. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com.

*Net income (loss) from operations, a non-GAAP financial measure which management believes is informative to Company management and investors, differs from GAAP net income (loss) only by the exclusion of realized capital gains and (losses), net of applicable taxes, on investment activity for the periods being reported. For STFC, this amounts to $0.00 per diluted share for the 2010 second quarter and income of $0.06 year to date versus income of $0.04 and a loss of $0.13, respectively for the same 2009 periods.

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STFC has scheduled a conference call with interested investors for Thursday, July 29, 10:00 a.m. Eastern time to discuss the company’s second quarter 2010 performance. Live and archived broadcasts of the call can be accessed at http://www.StateAuto.com. A replay of the call can be heard beginning at noon, July 29, by calling 866-452-2115. Supplemental schedules detailing the company’s second quarter 2010 financial, sales and underwriting results are made available at http://www.StateAuto.com prior to the conference call.

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Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

Three Months Ended June 30	Six Months Ended June 30
(In millions, except per share amounts)	2010	2009	2010	2009
Net premiums written	$352.1	$318.0	$654.6	(B)	$605.1

Earned premiums	309.3	292.6	611.6	578.6
Net investment income	20.8	20.8	41.3	39.1
Net realized gain (loss) on investments	0.3	2.5	3.5	(8.8)
Other income	0.7	1.0	1.1	2.0

Total revenue	331.1	316.9	657.5	610.9

Loss before federal income taxes	(30.0)	(11.7)	(9.4)	(42.6)

Federal income tax (benefit) expense	(3.8)	(8.5)	3.9	(25.4)

Net loss	$(26.2)	$(3.2)	$(13.3)	$(17.2)

Loss per share:
- basic	$(0.66)	$(0.08)	$(0.33)	$(0.44)
- diluted	$(0.66)	$(0.08)	$(0.33)	$(0.44)

Loss per share from operations( A):
- basic	$(0.66)	$(0.12)	$(0.39)	$(0.31)
- diluted	$(0.66)	$(0.12)	$(0.39)	$(0.31)

Weighted average shares outstanding:
- basic	39.9	39.6	39.9	39.6
- diluted	39.9	39.6	39.9	39.6

Return on equity (LTM)	1.8%	-4.0%

Book value per share	$20.37	$19.64

Dividends paid per share	$0.15	$0.15	$0.30	$0.30

Total shares outstanding	40.0	39.7

GAAP ratios:
Loss and LAE ratio	81.5	77.1	73.9	77.8
Expense ratio	33.7	33.5	33.6	33.4

Combined ratio	115.2	110.6	107.5	111.2

Reconciliation of non-GAAP financial measure:
(A)Net loss from operations:
Net loss	$(26.2)	$(3.2)	$(13.3)	$(17.2)
Less net realized gain (loss) on investments, less applicable federal income taxes	0.3	1.6	2.3	(5.2)

Net loss from operations	$(26.5)	$(4.8)	$(15.6)	$(12.0)

(B)

Net premiums written for the six months ended June 30, 2010, includes $1.4 million of unearned premiums transferred from STFC to State Auto Mutual in connection with the addition of State Auto National to the State Auto Pool, effective January 1, 2010.